Exhibit 10.3
PERSONAL & CONFIDENTIAL
HAND DELIVERED
June 26, 2007
Paul J. Schechter, MD, PhD
263 Dedham Street
Dover, MA 02030
Dear Paul,
Re: Transition of Employment
We acknowledge your desire to retire from full-time employment as an executive officer with NUCRYST Pharmaceuticals Inc. (“NUCRYST”) and your willingness to remain on as a part time employee. Accordingly, this letter (“Letter Agreement”) sets forth the terms and conditions NUCRYST is prepared to offer to enable this transition to part-time status.
1. Transition. You will transition from full time employment with NUCRYST to part time employment effective June 30, 2007 (the “Transition Date”). After the Transition Date, you will no longer be an officer of NUCRYST, its parent company, subsidiary companies or any affiliate companies.
2. Compensation and Benefits upon Transition. Effective as of the Transition Date:
(a)	Transition to Part Time Employment. The terms of your full time employment with NUCRYST will automatically convert to employment on a part time basis to perform the duties of Medical Director and Chair of the NUCRYST Scientific Advisory Board as requested by NUCRYST from time to time (subject to your reasonable availability). You will be paid at a rate of three hundred dollars ($300) per hour (the “Hourly Rate”) of services performed at NUCRYST’s request up to a maximum of two thousand dollars ($2,000) per day but not to exceed a maximum of twenty thousand dollars ($20,000) in any calendar quarter or the total annual maximum amount of eighty thousand dollars ($80,000) per annum; provided however that, in any event, NUCRYST agrees to pay you a minimum amount of four thousand dollars ($4,000) in any given calendar quarter regardless of whether or not NUCRYST requests the provision of any services during a particular calendar quarter. You will notify NUCRYST monthly in writing of the services performed during the previous month. The notice will set out the services performed and the total number of hours or days worked in the month and the amount payable by NUCRYST. NUCRYST will pay the amount of each notice within thirty (30) days after NUCRYST receives the notice from you. You understand and agree that you will not work in excess of 40 hours in any given week without the prior written approval of NUCRYST’s President & CEO.

(b)	Variable Pay. Due to the change in the terms of your employment, you will not be entitled to receive variable pay for 2007 or anytime thereafter;

(c)	Expenses. NUCRYST will continue to reimburse you for your Medical License fees and any pre-approved travel and out-of-pocket expenses incurred by you and directly related to the provision of the Services. Time spent travelling will not be considered time spent in the performance of services. However, NUCRYST will compensate you for travel time at the rate of one half of the Hourly Rate; and

(d)	Benefits. You will be eligible to continue participating in certain benefits given your part-time status as determined by NUCRYST. Please consult with Human Resources for appropriate details.
     4. Vacation Pay. Within 15 business days of the Transition Date, NUCRYST will pay to you any accumulated but unpaid vacation pay up to the Transition Date, less any applicable tax withholdings and other deductions required to be made at source. From and after the Transition Date, you will no longer be entitled to vacation pay or holiday pay.
     5. Representations. You represent to NUCRYST that you do not have pending against NUCRYST or its affiliates any claim, action, or charge and that, as of the date of execution of this Letter Agreement, you are unaware of any facts upon which you could or would initiate any claims against NUCRYST or its affiliates.
     7. Confidentiality. You acknowledge and agree that the terms of the Employee Confidentiality, Assignment of Inventions and Non-Compete Agreement you signed March 14, 2002 with NUCRYST Pharmaceuticals Inc. (the “Confidentiality Agreement”) continue in full force and effect and you will continue to adhere to such terms. In particular, you agree that notwithstanding the change in the terms of your employment you continue to be bound by the Additional Restriction provisions of Article 3 of the Confidentiality Agreement.
     8. Severability. Any term or provision of this Letter Agreement which is held invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Letter Agreement or affecting the validity or enforceability of any of the terms or provisions of this Letter Agreement in any other jurisdiction.
     9. Enurement. This Letter Agreement shall be binding upon and enure to the benefit of your heirs, administrators, executors and legal representatives and shall be binding upon and enure to the benefit of the Westaim Companies. You shall not assign any of your rights and/or obligations under this Letter Agreement.
     10. Waiver. A waiver by either party of any of the terms or conditions of this Letter Agreement shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.
     12. Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties and immediately supersedes and replaces any and all prior agreements and understandings, verbal or written, arising out of or relating to your employment with NUCRYST including without limitation the terms of the letter agreement with NUCRYST dated March 14, 2002 and the letter dated June 30, 2004 in respect of change of Control but excluding the Confidentiality Agreement and any stock option or restricted share unit agreements.
     13. Modification. This Letter Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing and signed by both parties.
     14. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Both parties hereby submit to the exclusive jurisdiction of the Courts of the Commonwealth of Massachusetts.
     15. Independent Legal Advice. You declare and represent that you have carefully read and fully understand the terms and provisions of this Letter Agreement, that you have been given the opportunity to obtain independent legal advice about it by an attorney of your own choosing, and that you knowingly and voluntarily accept the terms of this Letter Agreement.
This Letter Agreement is not to be construed as an agreement, express or implied, to employ you for any stated term; rather, your employment with the Company will continue to be “at-will”, meaning that either you or NUCRYST may terminate your employment at any time and for any reason. Nothing in this offer Letter Agreement should be construed to be a contract of employment or otherwise alter your at-will employment status.
This Letter Agreement shall be considered properly executed by any party if executed and transmitted by facsimile to the other party. Any party sending a facsimile transmission as herein provided shall promptly forward an originally executed copy of the Letter Agreement by delivery to the other party.

If you accept the terms of this Letter Agreement, please execute the duplicate copy of this Letter Agreement and deliver it back to me.
Sincerely,
NUCRYST Pharmaceuticals Inc.

Per:	/s/ Scott H. Gillis
Scott H. Gillis
President & CEO
The foregoing is hereby agreed to this 27thday of June, 2007.

/s/Paul J. Schechter
PAUL J. SCHECHTER, MD, PhD